For Release 8:00 a.m. EST
Thursday, September 24, 1998

Company  Pre-Paid Legal Services, Inc.                         TPN, Inc.
  Contacts:       Melanie Lawson                               Steve Kovac
                  (580) 436-1234                               (972) 860-0400

         Pre-Paid Legal Services, Inc. Proposes to Acquire TPN, Inc.

         ADA, OK, September 24, 1998 - Pre-Paid Legal Services, Inc. (ASE:PPD) ("Pre-Paid"), today announced the execution of a definitive agreement to acquire TPN, Inc. d.b.a. The Peoples Network, a Dallas based marketing company. Under the agreement, TPN will merge into Pre-Paid in a tax-free exchange of 1,000,000 shares of Pre-Paid common stock. Since its inception in 1994, TPN has marketed personal development products and services together with PRIMESTAR(R) satellite subscription television service to its members through a network marketing sales force. TPN presently has a sales force of approximately 30,000 it considers active. TPN delivers its personal development products and services to its sales force and its subscribers via its own full time channel known as the "SUCCESS CHANNEL" on the PRIMESTAR(R) digital satellite network.

         The acquisition has received all necessary corporate approvals. Closing is expected to occur in the next few days as soon as Pre-Paid receives formal confirmation from its accountants that the acquisition will qualify as a "pooling of interests" for financial reporting purposes.

         Harland C. Stonecipher, Pre-Paid Chairman and Chief Executive Officer, commented: "The acquisition of TPN will be an excellent addition to our organization that is expected to significantly increase the size and effectiveness of our sales force through the integration of the TPN sales force and by greatly enhancing our ability to communicate with the combined sales force via the full time, 24 hours per day, 7 days a week "SUCCESS CHANNEL." We expect to utilize this powerful communications platform for recruiting of new and additional sales associates, sales training, motivation, personal development and product sales. In addition, legal service information can be made available via the full time "SUCCESS CHANNEL" to our Pre-Paid Legal Services members. While this is our first acquisition, it is strategically notable because it represents a valuable long-term communications platform for our organization's future growth and expansion. The ability to communicate with people in their living rooms via digital satellite broadcasting technology will further our immediate recruiting and training of new and additional sales associates as well as existing associates. It positions us not only to continue growing our core business of legal service plans, but also better positions us for other possible accretive acquisitions as a part of our strategy to build a high-performance legal services organization and to increase shareholder value."

         Jeff Olson, TPN Chief Executive Officer, said: "Never in the history of network marketing have two companies representing such quality products come together. The combined sales force allows for a significant opportunity to create the most explosive sales opportunity seen in network marketing in recent years". Olson further stated "the synergy created by this merger substantially exceeds the simple sum of the two organizations. The attributes of both entities gives each sales force superior tools and products to impressively enhance their sales activity."

         "This proposed agreement represents a significant distribution channel for PRIMESTAR(R)", said Chris Sophinos, Senior Vice President of Sales and Distribution for PRIMESTAR(R). "The combination of Pre-Paid's sales force and membership base combined with that of TPN represents a large customer expansion opportunity for PRIMESTAR(R)."

         Prior to the merger, Pre-Paid had 22.5 million shares of common stock outstanding and the closing price as of September 23, 1998 was $29.50 per share. The common stock of TPN is not publicly traded.

         The TPN transaction is not expected to have a significant impact to Pre-Paid's 1998 third quarter earnings.

         Pre-Paid Legal Services develops, underwrites and markets legal service plans nationally. The plans provide for or reimburse legal service benefits, including unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges, letter writing, document preparation and review and a general trial defense benefit.

         Launched in 1994 as America's first digital satellite entertainment service, PRIMESTAR(R) has received the highest ranking among satellite and cable television subscribers in the J. D. Power and Associates 1997 Cable/Satellite Customer Satisfaction Study (SM). This study ranks PRIMESTAR(R) at the top in overall customer satisfaction, above all major satellite and cable providers nationwide.

         This news release  contains  comments or  information  that  constitute forward-looking  statements  (within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: expected cost savings from a merger cannot be fully realized or realized within the expected time frame; revenues following the merger are lower than expected; competitive pressures among other network marketing companies increase significantly; costs or difficulties related to the integration of the business of the organizations are greater than expected; general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

         For more information visit the Pre-Paid web site at www.pplsi.com and the TPN web site at www.tpn.com.